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Mac-Gray Corporation

(Name of Registrant as Specified in Its Charter)

TUC Investor Value Creation Group, LLC
Kovpak II, LLC
Richard Drexler
Michael J. Soenen
Benjamin Kovler

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     The presentation attached hereto as Exhibit I will be provided to ISS on April 28, 2011 by TUC Investor Value Creation Group, LLC, together with the other participants named herein, and may be used in connection with other presentations on a going forward basis.
     ON APRIL 21, 2011, TUC INVESTOR VALUE CREATION GROUP, LLC, TOGETHER WITH THE OTHER PARTICIPANTS NAMED HEREIN, FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TUC INVESTOR VALUE CREATION GROUP, LLC, KOVPAK II, LLC, RICHARD DREXLER, MICHAEL J. SOENEN AND BENJAMIN KOVLER FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 22, 2011.
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Exhibits

Exhibit I	Presentation

Exhibit I
TUC Investor Value Creation Group, LLC April, 2011 Mac-Gray: Time For A Change

2 Introduction And Background Need To Improve Board Oversight Our Nominees Are Agents For Change Agenda

3 Business Description Mac-Gray provides coin- and card-operated laundry contracting services to multi-unit housing facilities including apartment buildings and universities. The company services over 88,000 laundry rooms across 44 states and is the second largest laundry facilities management contractor by sales in the United States. Mac-Gray also sells laundry equipment to commercial users such as retail laundromats. Mac-Gray employs 876 full-time employees and is headquartered in Waltham, MA. Stock Market Information1 NYSE: TUC Share Price: $16.60 Market Capitalization: ~$235 million 2010 Financial Information2 Revenue: $320 million EBITDA, As Adjusted: $66 million EBITDA Margin %: 20.7% Total Debt: $226 million Total Capital Expenditures: $27 million Sources: 1) CapitalIQ; Company SEC Filings 2) As of 12/31/10, based on Mac-Gray 2010 Annual Report IPO in October 1997 @ $11/ share 52 wk-range: $10.01 - $16.97 Introduction and Background Mac-Gray Overview

4 Introduction and Background TUC Investor Value Creation Group, LLC Overview We have been shareholders of Mac-Gray for over 11 years and currently own approximately 2.8% of the company's total shares outstanding Our investment in Mac-Gray pre-dates the tenure of ALL of the current board members We have owned stock in Mac-Gray for almost 90% of the days it has been public We are NOT seeking control of the board, nor are we seeking to replace management If elected, our nominees will constitute a minority of the board of directors, and will work to create value on behalf of ALL shareholders We are NOT activist investors by profession We are taking these actions out of necessity because we believe that the current board of Mac-Gray has not satisfactorily represented the interests of stockholders We are typically long-term, passive investors Our nominees have collectively served on the boards of six public companies up to $1 billion in size

5 Introduction and Background Objectives ELECT Richard Drexler, Michael J. Soenen and Benjamin Kovler to serve as Class II directors on the Board of Directors of Mac-Gray DECLASSIFY the Board of Directors and reorganize it into one class, thereby empowering shareholders to hold all of the Mac-Gray's directors accountable for their performance on an annual basis VOTE to have a stockholder vote on executive compensation every year VOTE "AGAINST" Mac-Gray's non-binding, advisory vote on the compensation of Mac-Gray's Named Executive Officers We urge shareholders to vote the GOLD proxy card in order to: If elected, our candidates will: ADVOCATE for improved corporate governance practices, including a reorganization of the board into one class, and the removal of Mac-Gray's poison pill AUGMENT the board with the financial and operational expertise required to assess capital allocation REPRESENT the interests of ALL Mac-Gray shareholders, the true owners of the company

6 Agenda Introduction And Background Need To Improve Board Oversight Company has underperformed relative to key operating metrics The Board has supported high-priced acquisitions Corporate governance policies are inconsistent with "best-practices" Our Nominees Are Agents For Change

7 Note: ROIC Calculated as EBIT*(1-Tc) / Average Invested Capital; EBIT Calculated as EBITDA as adjusted less Depreciation and Amortization; Assume 10% cash taxes; Invested Capital Calculated as Total Assets, less cash, less non-interest bearing current liabilities Sources: 2010 and 2006 10-Ks Need to Improve Board Oversight Declining Financial Metrics Mac-Gray Return on Invested Capital and Adj. EBITDA Margins, FY2005 - FY2010 Mac-Gray's returns on invested capital (ROIC) and EBITDA margins have declined, suggesting that the company's acquisition-driven growth strategy has not created value for shareholders Key financial metrics show a long-term pattern of underperformance

8 Need to Improve Board Oversight Flawed Acquisition Strategy (1) Enterprise value calculated as [(share price * weighted average shares outstanding) + Long-Term Debt and Capital Leases (Incl. Current Portion) - Cash & Equivalents]; EBITDA is EBITDA as adjusted as defined in TUC SEC Filings Sources: Hof purchase price and revenue from Mac-Gray press release dated 8/9/07. ALC purchase price and financial information from Mac-Gray press release and conference call on 4/1/08. Other financial information calculated based on TUC SEC filings Mac-Gray Acquisitions, FY2004 - FY2008 Mac-Gray Acquisition Prices: Actual vs. Implied Price at Mac-Gray Multiples The Mac-Gray Board has approved acquisitions at valuation premiums of 22% to 146% of Mac-Gray's own EV/EBITDA multiple, suggesting that the company has overpaid for acquisitions by at least $96 million, or approximately 41% of the current market capitalization

9 We believe Mac-Gray paid the sellers for synergies that should have belonged to Mac-Gray shareholders We believe the EBITDA-driven compensation structure adopted by the board incentivizes management to grow through acquisitions, even if the acquisitions have low consolidated returns on invested capital Mac-Gray EV/LTM EBITDA Multiple vs. Acquisition Price EV/EBITDA Multiples; 2001 - April, 2011 Need to Improve Board Oversight Flawed Acquisition Strategy (Cont.) (1) Enterprise value calculated as [(share price * weighted average shares outstanding) + Long-Term Debt and Capital Leases (Incl. Current Portion) - Cash & Equivalents]; EBITDA is EBITDA as adjusted as defined in TUC SEC Filings Sources: Hof purchase price and revenue from Mac-Gray press release dated 8/9/07. ALC purchase price and financial information from Mac-Gray press release and conference call on 4/1/08. Other financial information calculated based on TUC SEC filings The public markets have NEVER valued Mac-Gray at the EV/EBITDA multiples that Mac-Gray paid for some of its acquisitions

10 The stock price is a short-term function of the supply and demand of the stock; The 52-wk range is approximately $10 - $17. Our analysis below shows that had TUC traded at a constant 5x EV/EBITDA multiple over the past 10 years (roughly the average over this timeframe), the stock price would have appreciated at an annual rate of just 1.2% Risk-free assets over the same time frame would have offered investors a more attractive return Need to Improve Board Oversight We Do Not Believe The Board Has Created Real Value We believe that substantially all of Mac-Gray's recent stock price performance can be attributed to multiple expansion, NOT the quality of the Board's stewardship, operational improvements, or execution of an articulated strategic plan Mac-Gray Acquisition Prices: Actual vs. Implied Price at Mac-Gray Multiples; 2001 - 2010 Sources: Company SEC filings; TUC IVG Calculations

11 Need to Improve Board Oversight Corporate Governance - The Board Does Not Listen to Shareholders The current board has explicitly disregarded the wishes of shareholders with respect to certain corporate governance practices MAC-GRAY SHAREHOLDERS DESERVE A BOARD THAT WILL PUT THE INTERESTS OF SHAREHOLDERS FIRST! At the May, 2010 Annual Meeting of Stockholders, shareholders representing the majority of shares outstanding voted to declassify the Company's Board of Directors, and to redeem all rights outstanding under the Company's shareholder rights plan (remove the "poison pill") In an October, 2010 press release, the company announced that the board had elected to maintain both the classified board structure and the poison pill, despite the results of the vote

12 Need to Improve Board Oversight Corporate Governance - Not "Best Practices" Mac-Gray's corporate governance policies are inconsistent with "Best Practices." MAC-GRAY SHAREHOLDERS DESERVE A BOARD THAT WILL PUT THE INTERESTS OF SHAREHOLDERS FIRST! Classified Board of Directors Shareholder Rights Plan ("Poison Pill") Shareholders cannot call special meetings Mandatory retirement age policy waived for two directors (including management nominee Meagher) Our nominees will advocate for improved corporate governance, including respecting the votes of shareholders

13 Agenda Introduction And Background Need To Improve Board Oversight Our Nominees Are Agents For Change

14 Benjamin Kovler Chief Investment Officer and Director of Research for Kovpak II, LLC Mac-Gray shareholder for over 11 years; current owner of approximately 2.8% of the Company Investment in Mac-Gray pre-dates the tenure of ALL of the current board members Past Board membership: Trausch Inc. (the leading provider of re-manufactured refrigerated display cases) Richard Drexler 30 years of public company Board experience Current and past Board memberships: Quality Products, Inc., Allied Products Corporation, ABC Rail, Trausch Inc, ProGard LLC, Restoration Cleaners LLC., and Kenrich Holdings Extensive relevant operating and financial experience including Chairman of the Board, CEO, and President Michael Soenen 4 public company Board experiences Current and past Board memberships: FTD Group, Inc., OptionsExpress, Inc., Rewards Network, Inc., Youbet, Inc., Extensive experience as an executive at public companies of similar size to Mac-Gray Our nominees have collectively served on the boards of six public companies up to $1 billion in size Our Nominees Are Agents For Change Summary of Our Candidates

15 Richard Drexler has served as the Chairman of the Board of Directors and CEO of Quality Products, Inc., a public company involved in manufacturing, since October 2002. From 1969 to 2006, Mr. Drexler served in various executive positions at Allied Products Corporation, an industrial manufacturing company, including President and CEO from 1986 to 1993 and Chairman, President and CEO from 1993 to 2006. From October 2000 to May 2006, Allied Products Corporation operated under Chapter 11 bankruptcy until the sale of its significant division. All outstanding debt was repaid. Mr. Drexler currently serves on the Board of Directors of Quality Products, Inc., ProGard LLC and Restoration Cleaners LLC and formerly served on the Board of Directors of Allied Products Corporation, ABC Rail, Trausch Inc. (the leading U.S. company in the re-manufactured refrigerated display case industry) and Kenrich Holdings Inc. Mr. Drexler holds a Bachelor of Business Administration from Northwestern University. We believe that Mr. Drexler's experience and qualifications as a CEO of manufacturing businesses, independent investor and director of publicly traded corporations would make him a valuable member of Mac-Gray's Board of Directors. Michael J. Soenen is a private investor. Mr. Soenen served as the Chairman of the Board of Directors, President and Chief Executive Officer of FTD Group, Inc. a leading provider of floral and specialty gift products and services to consumers and retail florists from 2004 to December 2008. Prior to his position as Chief Executive Officer, Mr. Soenen served as President and Chief Operating Officer of FTD, Inc. from 2002 to 2004, President and CEO of FTD.com from 1999 to 2002, and Vice President of Marketing of FTD, Inc. from 1997 to 1999. Mr. Soenen also held positions at Perry Corp. and Salomon Brothers Inc. Mr. Soenen also serves on the board of directors of OptionsXpress, Inc. and formerly served on the boards of Rewards Network, Inc. and Youbet, Inc. He received a Bachelor of Arts from Kalamazoo College. We believe that Mr. Soenen's experience and qualifications as CEO and director of retail businesses, independent investor and director of publicly traded corporations would make him a valuable member of Mac-Gray's Board of Directors. Benjamin Kovler has served as Chief Investment Officer of Kovpak II, LLC since June 2009. Mr. Kovler has served as Director of Research of JK Management, Inc. since June 2005. From September 2002 to June 2005 Mr. Kovler served as the Upper Division Math Teacher at Saint Mark's School. Mr. Kovler served as an Associate at Swander Pace & Company, a strategic consulting firm, from September 2000 to September 2002. Mr. Kovler formerly served on the Board of Directors of Trausch, Inc. (the leading U.S. company in the re-manufactured refrigerated display case industry) from 2004 to 2010. Mr. Kovler holds a Bachelor of Arts from Pomona College. We believe that Mr. Kovler's experience and qualifications as an investor in Mac-Gray for more than ten years and independent investor would make him a valuable member of Mac- Gray's Board of Directors. Our Nominees have the operational and financial expertise required to effectively represent TUC shareholders Our Nominees Are Agents For Change Detailed Biographies

16 Our nominees have the financial and operational expertise required to evaluate opportunities to create shareholder value including: Potential acquisition opportunities Potential divestiture decisions Operational synergies Capital allocation strategies Our nominees will advocate for corporate governance policies consistent with "best-practices" Summary Going forward, we are worried about our investment in Mac-Gray without the proper oversight from the Board that our candidates offer:

17 Contact Information TUC Investor Value Creation Group, LLC Benjamin Kovler 312.664.5050 Innisfree M&A Incorporated Alan Miller/Scott Winter/Larry Miller 212.750.5833